EXHIBIT 11.1


                     Computation of Earnings Per Share Table
                  (dollars in thousands except for share data)


                                             Years ended September 30,
                                  ----------------------------------------------
                                       2003          2002              2001
                                  --------------   -------------  --------------

Net Income                        $   15,305      $   5,001      $     7,215

Weighted average number of
  shares for BASIC net income
  per common share                11,639,898     11,551,800       11,546,500

Net income per share - BASIC      $     1.31     $     0.43      $      0.62
                                 ===========    ===========     ============


Weighted average number of
  shares for DILUTED net
  income per common share         11,863,094     11,591,505       11,600,648

Net income per share - DILUTED    $     1.29     $     0.43      $      0.62
                                 ===========    ===========     ============